UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2011 (January 7, 2011)

Behringer Harvard REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1605

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Condition.

The information set forth in Item 8.01 of this Current Report on Form 8-K under the heading “Determination of Estimated Per Share Value” is hereby incorporated by reference.

Item 8.01               Other Events.

Declaration of Distributions

On January 7, 2011, our board of directors authorized distributions payable to shareholders of record on each of January 31 and February 28, 2011.  Distributions payable to each shareholder of record during a month will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a monthly amount of $0.0083 per share of common stock, which is equivalent to an annual distribution rate of 1.0% on a purchase price of $10.00 per share.  Distributions are authorized at the discretion of our board of directors based on its analysis of numerous factors, including but not limited to our forthcoming cash needs, and there is no assurance that distributions will continue or at any particular rate.  All or a portion of the distributions may constitute return of capital for tax purposes.

Determination of Estimated Per Share Value

On January 7, 2011, pursuant to our Second Amended and Restated Policy for Estimation of Common Stock Value (the “Estimated Valuation Policy”), our board of directors established an estimated per share value of the Company’s common stock as of December 31, 2010 of $4.55.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete.  Further, different parties using different assumptions and estimates could derive a different estimated value per share, which could be significantly different from our board’s estimated value per share.  The estimated per share value determined by our board of directors neither represents the fair value according to generally accepted accounting principles (“GAAP”) of our assets less liabilities, nor does it represent the amount our shares would trade at on a national securities exchange or the amount a shareholder would obtain if he tried to sell his shares or if we liquidated our assets.

Methodology

Our board of director’s objective in calculating an estimated value per share was to arrive at a value that it believes is reasonable and supportable using what the board of directors deems, after consultation with our advisor, Behringer Advisors, LLC (the “Advisor”), to be appropriate valuation methodologies under then current circumstances in accordance with the Estimated Valuation Policy.  The board of directors believes that the valuation methodologies utilized are standard in the real estate industry and acceptable valuation methodologies.  The following is a summary of the valuation methodologies used:

Investments in Real Estate.  For purposes of calculating an estimated value per share, the Advisor estimated the value of our investments in real estate by using a discounted cash flow analysis. The Advisor calculated the value of our investments in real estate using internally prepared cash flow estimates and employing a range of terminal capitalization rates, discount rates, growth rates and other variables that fall within ranges the Advisor believes would be used by similar investors to value the properties we own. The cash flow estimates were developed for each property by the Advisor’s asset management team based on their industry knowledge and expertise in managing commercial real estate.

The capitalization rates and discount rates were calculated utilizing methodologies that adjust for various property specific and market specific information.

While the Advisor believes a discounted cash flow analysis is standard in the real estate industry and an acceptable valuation methodology to determine fair value in accordance with GAAP, the estimated values for our investments in real estate may or may not represent current market values or fair values determined in accordance with GAAP.  Real estate is currently carried at its amortized cost basis in our financial statements, subject to any adjustments applicable under GAAP.

Notes Payable. The Advisor estimated the value of our notes payable using a discounted cash flow analysis. The cash flows were based on the remaining loan terms and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral. The estimated values of our notes payable are equal to the GAAP fair values for such liabilities used to calculate the total fair value of notes payable disclosed in our financial statements.

Other Assets and Liabilities. The carrying values of a majority of our other assets and liabilities are considered to be equal to fair value due to their short maturities. Certain balances, including interest receivable on real estate-related assets and above/below market leases related to real estate investments, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.

The estimated per share value does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of our debt, or a discount for our overhead.

The estimated valuation of $4.55 per share as of December 31, 2010 is an adjustment from the estimated valuation of $4.25 per share determined by our board of directors as of May 17, 2010. Since the May 17 estimated valuation, our Advisor has seen some economic recovery begin in the real estate market and noted increases in the value of certain of our real estate investments, which contributed to the increase in our estimated valuation per share. However, due to the passage of time and lower interest rates, the value of our notes payable has decreased since the May 17 estimated valuation.  The markets for commercial real estate fluctuate, and values are expected to continually change in the future.

Limitations of Estimated Value Per Share

As mentioned above, we are providing this estimated value per share pursuant to our Estimated Valuation Policy.  The estimated value per share set forth above will first appear on shareholder account statements for the fourth quarter of 2010.

As with any valuation methodology, the methodology employed by our Advisor and relied upon by the board of directors is based upon a number of estimates and assumptions that may not be accurate or complete.  Accordingly, with respect to the estimated value per share, we can give no assurance that:

•             a shareholder would be able to resell his shares at this estimated value;

•             a shareholder would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•             our shares would trade at the estimated value per share on a national securities exchange;

•             an independent third-party appraiser or other third-party valuation firm would agree with this estimated value per share; or

•             the methodologies used to estimate our value per share would be acceptable to FINRA or under ERISA for compliance with their respective reporting requirements.

For further information regarding the limitations of the estimated value per share, see the Estimated Valuation Policy filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on April 16, 2010.  The estimated value per share has been determined as of December 31, 2010. The value of our shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and capital markets.  Although our Estimated Valuation Policy requires us to update our estimated value per share at least every 18 months, we expect to do so on an annual basis hereafter to coordinate the timing with the reporting requirements of ERISA fiduciaries.

We are working diligently to renew current leases or secure new leases with quality tenants to increase net operating income and the ultimate value of our assets, to execute on other value creation strategies and to minimize expenses as much as possible.

Share Purchase Price for Distribution Reinvestment Plan

In accordance with our Second Amended and Restated Distribution Reinvestment Plan, beginning with reinvestments made on or after December 31, 2010, distributions may be reinvested in shares of our common stock at a price equal to $4.55 per share, which is the estimated per share value disclosed above.

Share Redemption Price and 2011 Funding Limit for Share Redemption Program

In accordance with our Fourth Amended and Restated Share Redemption Program, as of December 31, 2010, the per share redemption price for exceptional redemptions, which are those redemptions made on circumstances of death, qualifying disability or need for long-term care, will be the lesser of (a) $4.55, which is the estimated per share value disclosed above, less the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by our board of directors, distributed to shareholders after such estimated per share value was determined (the “Valuation Adjustment”) or (b) the average price per share that investor paid for his shares less the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by the board of directors, distributed to shareholders prior to the redemption date (the “Special Distributions”).

For all other ordinary redemptions, the per share redemption price will be the lesser of (a) $4.10, which is 90% of the estimated per share value disclosed above, less any Valuation Adjustment or (b) 90% of the average price per share that the investor paid for his shares, less any Special Distributions.

However, as previously disclosed, our board of directors has suspended redemptions other than exceptional redemptions until further notice.  Further, as disclosed in our Quarterly Report on Form 10-Q for the period ended September 30, 2010, our board of directors set a funding limit of $4.25 million for exceptional redemptions considered in 2011 proportional to each redemption period, or $1,062,500 per period.  Our board maintains its right to redeem additional shares, subject to the limits set forth in our share redemption program, if it deems it to be in the best interest of the Company and its shareholders.

Forward Looking Statements

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  We caution investors not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Report.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this Report include market and economic challenges, inability of tenants to continue paying their rent, availability of cash flow for distributions and capital expenditures, our level of debt, the availability of credit generally and any failure to refinance or extend our debt as it comes due, the need to invest additional equity in connection with debt refinancing, future increases in interest rates, our ability to raise capital, impairment charges, our ability to retain our executive officers and other key personnel of our advisor, property manager and their affiliates, changes in the level of financial assistance and support provided by our sponsor and its affiliates, unfavorable changes in law or regulations impacting our business or assets, and factors that could affect our ability to qualify as a real estate investment trust.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 18, 2010, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as filed with the SEC on November 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD REIT I, INC.

Dated: January 10, 2011	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President –
Corporate Development & Legal